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                                                                     EXHIBIT 11



                      FIRST AMENDMENT TO RIGHTS AGREEMENT

     THIS FIRST AMENDMENT TO RIGHTS AGREEMENT (this "Amendment") is made as of May 7, 1997 by and among COVENTRY CORPORATION, a Tennessee corporation (the "Company"), and CHASEMELLON SHAREHOLDER SERVICES, LLC. Reference is made herein to that certain Rights Agreement, dated as of February 7, 1996, by and among the parties hereto (the "Rights Agreement"). Capitalized terms not herein defined shall have the meanings ascribed thereto in the Rights Agreement.

                                    RECITALS

     WHEREAS, pursuant to Section 7.12 of that certain Amended and Restated Securities Purchase Agreement, of even date herewith (the "Purchase Agreement"), among the Company, Warburg, Pincus Ventures, L.P. ("Warburg") and Franklin Capital Associates III L.P. ("Franklin") (Warburg and Franklin are hereinafter collectively referred to as, the "Purchasers"), the execution and delivery of this Amendment is a condition precedent to the Purchasers' obligations under the Purchase Agreement;

     WHEREAS, pursuant to Section 27 of the Rights Agreement, Rights Agreement may be amended by the parties hereto; and

     WHEREAS, the parties hereto mutually desire to amend the Rights Agreement as hereinafter set forth in order to ensure that the Purchase Agreement is consummated by the parties thereto;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

     1. Amendment of Section 1(a). Section 1(a) of the Rights Agreement is hereby amended and restated in its entirety as follows:

     (a) "Acquiring Person" means any Person which (or which, together with all its Affiliates and Associates) shall be the Beneficial Owner of 15% or more of the shares of Common Stock then outstanding. Notwithstanding the foregoing, (x) the term "Acquiring Person" shall not include the Company, any Subsidiary of the Company, any employee benefit plan maintained by the Company or any of its Subsidiaries, or any trustee or fiduciary with respect to such plan acting in such capacity; and (y) no Person shall become an "Acquiring Person" as the result of (A) the acquisition of Common Stock (or other securities convertible into shares of Common Stock or other rights with respect to Common Stock) directly from the Company, or (B) an acquisition of Common Stock by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person (alone or together with all Affiliates and Associates) to 15% or more of the shares of Common Stock then outstanding; provided, however, that if a Person (together with its Affiliates and Associates) becomes the Beneficial Owner of 15% or more of the Common such Person (or an





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Affiliate or Associate) subsequently becomes the Beneficial Owner of any additional Common Stock, then such Person shall be deemed to be an "Acquiring Person." Notwithstanding anything to the contrary in the Rights Agreement or the Amendment, Warburg, Pincus Ventures, L.P. (the "Purchaser") shall not be deemed an "Acquiring Person" hereunder as a result of the transactions contemplated by that certain Amended and Restated Securities Purchase Agreement, dated as of April 2, 1997, by and among the Company, the Purchasers and Franklin Capital Associates III L.P. (the "Purchase Agreement") unless and until the Purchaser without the prior written consent of the Board of Directors of the Company (A) shall become (or together with all its Affiliates and Associates shall become) the Beneficial Owner of more than 30% of the shares of Common Stock outstanding on a fully diluted basis; or (B) directly or indirectly (or any of its Affiliates or Associates directly or indirectly), commences or participates in a solicitation of proxies in opposition to any written proposal to shareholders by the Company's Board of Directors or in favor of any shareholder proposal opposed by the Company's Board of Directors, or (ii) solicits or assists any third party to make a tender or exchange offer to purchase any shares of Common Stock or submit any written proposal to the Board of Directors of the Company for a merger, share exchange (other than any exercise, exchange or conversion of the shares pursuant to the Purchase Agreement), acquisition of substantially all assets or similar transaction involving the Company; provided, however, that the provisions of this sentence apply only to the Purchaser and any Affiliate or Associate of the Purchaser to whom the Purchaser may transfer the shares of Common Stock or securities convertible into, or exercisable for, shares of Common Stock acquired by the Purchaser.

     2. Representations and Warranties of the Parties. Each of the parties hereto hereby represents and warrants to the other party that (a) it has the requisite power, authority and capacity to enter into this Amendment and to consummate the transactions herein contemplated (collectively, the "Transactions"), (b) all acts and other proceedings required to be taken by it to authorize the execution, delivery and performance of this Amendment and the Transactions have been duly and properly taken, and (c) this Amendment constitutes its valid and binding obligation, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, or other laws affecting the enforcement of creditors' rights generally, or by general equitable principles.

     3. Rights Agreement Otherwise Unamended. The terms of the Rights Agreement not amended hereby shall, except as the context unambiguously requires, remain in full force and effect.

     4. Entire Agreement. This Amendment, together with the provisions of the Rights Agreement not amended hereby, constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all other prior agreements, whether written or oral, between the parties hereto.

     5. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same document.



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     IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed in its respective corporate name by one of its duly authorized officers, all as of the date first above written.

                              COVENTRY CORPORATION


                              By: /s/ Allen F. Wise
                                  ---------------------------------------------
                                  Name:  Allen F. Wise
                                  Title: President and Chief Executive Officer


                              CHASEMELLON SHAREHOLDER SERVICES, LLC


                              By: /s/Marilyn Spisak
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                                  Name:  Marilyn Spisak
                                  Title: Vice President